Premier Power to Present at Merriman Capital’s 7th Annual Investor Summit in New York

El Dorado Hills, California, November 2, 2010 (Business Wire) - - Premier Power Renewable Energy, Inc. (OTCBB:PPRW), a global leader in the development, design, engineering, and construction of solar power systems for commercial, government, and utility markets in the United States and Europe, announced today its participation in the following event:

What:	Merriman Capital 7th Annual Investor Summit

When:	Tuesday, November 16, 2010
2:00 pm ET

Where:	Intercontinental New York Times Square Hotel
New York, New York

Who:	Frank Sansone, Chief Financial Officer
and
Stephen Clevett, Executive Vice President

will present on behalf of Premier Power Renewable Energy, Inc.

To indicate an interest in meeting with company management at the Investor Summit, please contact your Merriman sales representative or Premier Power Investor Relations.

The company expects to have availability to meet with interested parties in the New York metro area on Wednesday, November 17.  To indicate your interest in meeting with company management outside of this conference, please contact Premier Power Investor Relations.

More information about the conference can be found at www.merrimanco.com.

About Premier Power

Premier Power Renewable Energy, Inc. is a leading global provider of large and small-scale solar power systems, delivering unmatched experience to commercial, governmental and residential customers throughout North America and Europe. Premier Power designs, engineers and integrates the solar industry's leading products. Premier Power's technologies and services have enabled its customers to maximize clean energy output along with project savings. Today, Premier Power designs and deploys the most innovative solar electric systems through market-leading innovation and exceptional customer service. Premier Power is headquartered in El Dorado Hills, CA and has common stock quoted on the OTC Bulletin Board under the symbol PPRW.OB. Additional information is available at the Company's website at www.premierpower.com.

About Merriman Holdings, Inc.

Merriman Holdings, Inc. (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions that invest in them.  The company offers high-quality investment banking, equity research, institutional services and corporate & venture services, and specializes in three growth industry sectors: CleanTech, Consumer, Media & Internet and Technology.  For more information, please go to www.merrimanco.com.

Forward-Looking Statements

This release may contain certain "forward-looking statements" relating to the business of Premier Power Renewable Energy, Inc. (“Premier”), which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements, some of which are beyond Premier’s control. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Premier's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting Premier will be those anticipated by Premier. Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Source:
Premier Power Renewable Energy, Inc.

Investor and Media Contact:
Bill Powell
Investor Relations
(916) 939-0400
ir @premierpower.com